Exhibit 3

IIJ Announces Revision to Its Year-End Dividend Forecast for the Fiscal Year Ended March 31, 2008

TOKYO, May 15, 2008 (PRIME NEWSWIRE) -- Internet Initiative Japan Inc. ("IIJ") (Nasdaq:IIJI) (TSE1:3774), one of Japan's leading Internet access and comprehensive network solutions providers, today announced to revise its Year-end dividend forecast for the fiscal year ended March 31, 2008 ("FY2007") in consideration to the FY2007 financial results announced today.

 1. Revised Year-end Dividend Forecast for FY2007
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                                Dividend per share of common stock*
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                                    Interim      Year-end    Total
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 Previous Forecast for FY2007
 (Announced on May 15, 2007)        JPY 750      JPY 750   JPY 1,500
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 Revised Forecast of FY2007 Year-
  end Dividend                                 JPY 1,000
 -------------------------------------------------------   JPY 1,750
 FY2007 Interim Dividend paid       JPY 750
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 (Reference) FY2006 Dividend                   JPY 1,500   JPY 1,500
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 * 400 American Depository Shares represent one share of common stock
2. Reason for Revision to Year-end Dividend Forecast

Our dividend policy is to have stable and continuous dividend annually while having room for our necessary investment for business expansion and development for the future. While our net income has conditionally fluctuated by the level of capital gain from equity sales and differed tax benefit, our operating income level has been continuously increasing year by year. Therefore, we will revise our FY2007 year-end dividend from our previous plan of JPY 750 to JPY 1,000 per share of our common stock. We have already paid interim dividend of JPY 750 per share of common stock for FY2007 interim period, therefore the total dividend for FY 2007 will be JPY 1,750, up from JPY 1,500 as previously planned. We plan to propose this year-end dividend payment to our 16th general shareholders' meeting held on June 27, 2008 in Tokyo.

About IIJ

Founded in 1992, Internet Initiative Japan Inc. (IIJ) (Nasdaq:IIJI) (TSE1:3774) is one of Japan's leading Internet-access and comprehensive network solutions providers. IIJ and its group of companies provide total network solutions that mainly cater to high-end corporate customers. The company's services include high-quality systems integration and security services, Internet access, hosting/housing, and content design. Moreover, the company has built one of the largest Internet backbone networks in Japan, and between Japan and the United States. IIJ was listed on NASDAQ in 1999 and on the First Section of the Tokyo Stock Exchange in 2006. For more information about IIJ, visit the IIJ Web site at http://www.iij.ad.jp/en/.

The Internet Initiative Japan Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=4613

Statements made in this press release regarding IIJ's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements that are based on IIJ's and managements' current expectations, assumptions, estimates and projections about its business and the industry. These forward-looking statements, such as statements regarding FY2006 revenues and operating and net profitability, are subject to various risks, uncertainties and other factors that could cause IIJ's actual results to differ materially from those contained in any forward-looking statement. These risks, uncertainties and other factors include: IIJ's ability to maintain and increase revenues from higher-margin services such as systems integration and value-added services; the possibility that revenues from connectivity services may decline substantially as a result of competition and other factors; the ability to compete in a rapidly evolving and competitive marketplace; the impact on IIJ's profits of fluctuations in costs such as backbone costs and subcontractor costs; the impact on IIJ's profits of fluctuations in the price of available-for-sale securities; the impact of technological changes in its industry; IIJ's ability to raise additional capital to cover its indebtedness; the possibility that NTT, IIJ's largest shareholder, may decide to exercise substantial influence over IIJ; and other risks referred to from time to time in IIJ's filings on Form 20-F of its annual report and other filings with the United States Securities and Exchange Commission.

CONTACT:  Internet Initiative Japan Inc.
          Corporate Communications
          +81-3-5259-6500
          Fax: +81-3-5259-6311
          ir@iij.ad.jp
          http://www.iij.ad.jp/